Exhibit 99.1

Mirum Pharmaceuticals Promotes Ian Clements to Chief Financial Officer

Foster City, Calif., January 14, 2020 – Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM), a biopharmaceutical company focused on the development and commercialization of novel therapies for debilitating liver diseases, today announced the promotion of Ian Clements to Chief Financial Officer. Dr. Clements joined Mirum in March 2019 and most recently served as Senior Vice President, Finance and Communications.

“Since joining Mirum, Ian has played a pivotal role in the growth and success of the company,” said Chris Peetz, president and CEO. “Ian’s financial leadership through our IPO and recent financing has positioned us well for the upcoming planned NDA filing of maralixibat for pruritus due to Alagille syndrome, providing us with the financial resources expected to last the company through the potential approval.”

Prior to joining Mirum, Dr. Clements served as Vice President of Investor Relations at Dermira, Inc. Previously, Dr. Clements served as Vice President, Investor Relations and Corporate Communications at Tobira. Prior to that, he was head of investor relations and corporate communications at Avanir Pharmaceuticals. Dr. Clements has also held leadership positions at Sequenom, a genetic analysis and diagnostics company, and The Trout Group, where he managed west coast operations for life sciences investor relations. Dr. Clements received a Ph.D. in chemistry from the University of Manchester, an MBA from the Open University in the United Kingdom and a B.Sc. in chemistry from Staffordshire University.

About Mirum Pharmaceuticals

Mirum Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of a late-stage pipeline of novel therapies for debilitating liver diseases. The company’s lead product candidate, maralixibat, is an investigational oral drug in development for progressive familial intrahepatic cholestasis (PFIC) and Alagille syndrome (ALGS). For more information, visit MirumPharma.com. Follow Mirum on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the planned NDA filing and potential approval for maralixibat and the adequacy of the company’s financial resources. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “will,” “believes,” “anticipates,” “expects,” “intends,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Mirum’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Mirum’s business in general, and the other risks described in Mirum’s filings with the Securities and Exchange Commission , including without limitation in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. All forward-looking statements contained in this press release speak only as of the date on which they were made. Mirum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Media Contact:

Heidi Chokeir, Ph.D.

Canale Communications

619-203-5391

heidi@canalecomm.com

Investor Contact:

Ian Clements, Ph.D.

650-667-4085

ir@mirumpharma.com